EXHIBIT 16.1
January 22, 2018
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on January 16, 2018, to be filed by Sundance Strategies, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.
/s/BDO USA, LLP